UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2015

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items.

Closing of Registered Direct Offering

On April 6, 2015, Inventergy Global, Inc. (the “Company”) closed its registered direct offering (the “Offering”) of 4,673,914 shares of its common stock. The Company received net proceeds in the Offering of approximately $1.9 million. For a more detailed description of the Offering, please refer to the Company’s Current Report on Form 8-K filed on April 1, 2015.

Updated Capitalization Table

Upon closing of the Offering, the Company has prepared the updated capitalization table which is below. The capitalization table is as of April 7, 2015, the day immediately following the closing of the Offering.

Inventergy Cap Table - as of April 7, 2015 1 Inventergy Global, Inc. Capitalization Table - as of April 7, 2015 (post completion of the registered direct offering) Exercise Price Preferred Common Stock Equivalents Stock Outstanding and/or Issuable upon Conversion Common Stock N/A N/A 35,769,637 * Series A1 Preferred Stock $0.01 / share 212,466 300,406 - 2 shareholders Series A2 Preferred Stock $1.20 / share 258,600 365,638 - 7 shareholders Series B Preferred Stock $0.46 / share 1,102 2,395,652 - 3 shareholders Subtotal 38,831,333 Warrants 1,691,637 ** Strike Prices: $3.04 to $1.14 Weighted Avg Strike Price $2.05 Subtotal 40,522,970 Stock Option Grants 2,851,501 Minimum Strike Price $0.56 Weighted Avg Strike Price $1.47 Total 43,374,471 Public Float 24,697,965 * Includes 11,071,672 restricted shares held by officers and directors of the company. Reflects the issuance of 4,673,914 shares in the company's registered direct offering which closed on April 6, 2015. transaction. **Includes 648,736 warrants with an exercise price of $2.66 per share, 238,412 warrants with an exercise price of $2.27 per share, 274,489 warrants with an exercise price of $2.00 per share, 30,000 warrants with an exercise price of $2.66 per share and 500,000 warrants with an exercise price of $1.14 per share.

Forfeiture of Certain Rights Held by Series A Preferred Stockholders

Separately, and not relating to the closing of the Offering, as a result of the conversion of a sufficient number of shares of Series A-1 and Series A-2 Preferred Stock of the Company (collectively, the “Series A Preferred Stock”) by the Series A Preferred Stock holder initially holding greater than 20% of all of the Series A Preferred Stock, certain rights afforded the holders of Series A Preferred Stock have expired by their terms due to their ownership of the Series A Preferred Stock dropping to less than 20% of their original ownership (currently at 2.5% of their original ownership). Specifically, the affirmative vote of the holders of a majority of the Series A Preferred Stock is no longer required for the Company to take the following actions:

•	to create a series of preferred stock that is pari passu with the Company Series A Preferred Stock or superior;
•	to increase the number of authorized shares of common stock or preferred stock;
•	to issue any debt securities or incur debt (other than permitted indebtedness);
•	to authorize and pay dividends or the redemption of Company stock;
•	to authorize or effect the sale or lease of all or substantially all of the Company’s assets, to engage in a fundamental transaction such as a merger or acquisition, or to engage in a liquidation event;
•	to amend the Company’s certificate of incorporation or bylaws; or
•	to take any action that adversely effects the Company Series A Preferred Stock, provided, however, that in the case of actions adverse to the Series A-1 Preferred Stock, the holders of the Series A-1 Preferred Stock are entitled to vote separately as a class on such action, and further provided that in the case of actions adverse to the Series A-2 Preferred Stock, the holders of the Series A-2 Preferred Stock are entitled to vote separately.

Removal of Securities Act Legend

Additionally, and not relating to the closing of the Offering or the conversion of shares of Series A Preferred Stock, a holder of 1.2 million shares of the Company’s restricted common stock, received by such holder in connection with the retirement of the previous senior preferred debt on October 1, 2014, has recently requested and received an opinion of the Company’s legal counsel to remove the trading restriction on such shares, as permitted pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

The Company has posted a third party report on its Web site, http://ir.inventergy.com/third-party-research. Unless otherwise indicated on our website, we have not provided any material non-public information or materials to the authors of such third party reports. Inclusion of a third party report on the Company’s website is neither an endorsement nor an approval of the disclosure contained therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2015

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chief Executive Officer